Exhibit 99.1

FOR RELEASE: Thursday, January 29, 2015 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the "Company") (OTCQB: QNTO), the holding company for Quaint Oak Bank (the "Bank"), announced today that net income for the quarter ended December 31, 2014 was $361,000, or $0.42 per basic and $0.40 per diluted share, compared to $258,000, or $0.29 per basic and $0.28 per diluted share for the same period in 2013. Net income for the year ended December 31, 2014 was $1.2 million, or $1.46 per basic and $1.37 per diluted share, compared to $702,000, or $0.79 per basic and $0.76 per diluted share for the year ended December 31, 2013.

Robert T. Strong, President and Chief Executive Officer stated, "We are extremely pleased with our results of operations for 2014 which included a significant growth in loans receivable at year end 2014 when compared to the previous year end 2013.  The increase in outstanding loan balances along with the increased activity in our mortgage banking subsidiary fueled our increase in net income year over year."

Mr. Strong continued, "I am pleased to report that our targeted launch date of business and consumer checking and related products was met.  This addition to our deposit product line is designed to add low cost funding to our liabilities and aid in maintaining favorable average interest rate spreads and net interest margins.  The introduction of these products did not change our strategy to remain a "cashless" bank which permits us to avoid the added costs of security, transport and personnel."

Mr. Strong added, "We have nearly completed refurbishing the exterior of our Lehigh Valley office begun in 2014.  The improved appearance, coupled with our expanded line of deposit products, lender staffing and improved economic activity of that market, provides us a positive position to share in the region's growth.  Although we continue to seek additional markets for expansion, we have not yet identified a cost effective opportunity or the appropriate catalyst for that action.  In the interim, we are focusing on our existing opportunities always mindful of our efficiency ratio."

In closing, Mr. Strong commented, "I am encouraged to observe that as of year end 2014 our stock traded above book value.  We trust the price reflects recognition in the market of our strong performance coupled with the related activity over the years of our stock repurchase plans.  We appreciate the value placed on our stock and strive to improve upon it.  As always, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Net income amounted to $361,000 for the three months ended December 31, 2014, an increase of $103,000 or 39.9%, compared to net income of $258,000 for the three months ended December 31, 2013.  The increase in net income on a comparative quarterly basis was primarily the result of increases in net interest income of $98,000, non-interest income of $88,000, and a decrease in the provision for loan losses of $21,000, partially offset by an increase in non-interest expense of $87,000 and an increase in the provision for income taxes of $17,000.

The $98,000, or 7.6% increase in net interest income for the three months ended December 31, 2014 over the comparable period in 2013 was driven by a $182,000, or 10.8% increase in interest income, partially offset by an $84,000, or 21.4% increase in interest expense. The increase in interest income was primarily due to a $20.3 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $103.1 million for the three months ended December 31, 2013 to an average balance of $123.4 million for the three months ended December 31, 2014, which had the effect of increasing interest income $320,000.  Offsetting this increase was a 44 basis point decline in the yield on loans receivable, net, including loans held for sale, from 6.31% for the three months ended December 31, 2013 to 5.87% for the three months ended December 31, 2014, and had the effect of decreasing interest income by $133,000.  The increase in interest expense was primarily attributable to a $28.0 million increase in average interest-bearing liabilities, which increased from an average balance of $104.4 million for the three months ended December 31, 2013 to an average balance of $132.4 million for the three months ended December 31, 2014, and had the effect of increasing interest expense $80,000.  The average interest rate spread decreased from 4.31% for the three months ended December 31, 2013, to 3.76% for the same period in 2014 while the net interest margin decreased from 4.45% for the three months ended December 31, 2013 to 3.87% for the three months ended December 31, 2014.

The $21,000, or 26.9% decrease in the provision for loan losses for the three months ended December 31, 2014 over the three months ended December 31, 2013 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $88,000, or 18.6% increase in non-interest income for the three months ended December 31, 2014 over the comparable period in 2013 was primarily attributable to a $129,000 increase in net gains on the sales of residential mortgage loans, a $100,000 increase in the gain on the sale of SBA loans, a $22,000 increase in income from bank-owned life insurance, and a $1,000 increase in other income.  These increases were partially offset by an $88,000 decrease in the gain on the sale of investment securities, a $54,000 decrease in other fees and service charges, and a $22,000 increase in the loss on sale of other real estate owned.

The $87,000, or 6.8% increase in non-interest expense for the three months ended December 31, 2014 compared to the same period in 2013 was primarily attributable to a $187,000 increase in salaries and employee benefits expense, a $61,000 increase in other expense, a $16,000 increase in occupancy and equipment expense, a $4,000 increase in directors' fees and expenses, and a $1,000 increase in FDIC deposit insurance assessment.  These increases were partially offset by a $153,000 decrease in professional fees, $22,000 decrease in advertising expense, and a $7,000 decrease in other real estate owned expense.  The increase in salaries and employee benefits expense for the 2014 period compared to 2013 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations.  The quarter over quarter decease in professional fees was primarily due to a reduction in legal fees related to loan collections.

The $17,000 or 12.0% increase in the provision for income taxes for the three months ended December 31, 2014 over the three month period ended December 31, 2013 was due primarily to the increase in pre-tax income.  Our effective tax rate decreased to 30.6% during the three months ended December 31, 2014 from 35.5% for the comparable period in 2013 primarily due to the utilization of a state tax credit during the 2014 period.

For the year ended December 31, 2014, net income increased $540,000, or 76.9%, from $702,000 for the year ended December 31, 2013 to $1.2 million for the year ended December 31, 2014.  This increase in net income was primarily the result of an increase in net interest income of $953,000 and an increase in non-interest income of $506,000, partially offset by increases in non-interest expense of $488,000, the provision for income taxes of $277,000, and the provision for loan losses of $154,000.

The $953,000, or 20.7% increase in net interest income for the year ended December 31, 2014 over the comparable period in 2013 was driven by a $991,000, or 15.8% increase in interest income partially offset by a $38,000, or 2.3% increase in interest expense. The increase in interest income was primarily due to a $22.3 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $96.4 million for the year ended December 31, 2013 to an average balance of $118.7 million for the year ended December 31, 2014, and had the effect of increasing interest income $1.4 million.  Offsetting this increase was a 29 basis point decline in the yield on loans receivable, net, including loans held for sale, from 6.27% for the year ended December 31, 2013 to 5.98% for the year ended December 31, 2014, which had the effect of decreasing interest income by $337,000.  The increase in interest expense was primarily attributable to a $17.8 million increase in average interest-bearing liabilities, which increased from an average balance of $104.2 million for the year ended December 31, 2013 to an average balance of $122.0 million for the year ended December 31, 2014, which had the effect of increasing interest expense $376,000.  Offsetting this increase was a 20 basis point decline in the overall cost of average interest-bearing liabilities, from 1.61% for the year ended December 31, 2013 to 1.41% for the year ended December 31, 2014, and had the effect of decreasing interest expense by $338,000.  The average interest rate spread increased from 3.78% for the year ended December 31, 2013, to 4.07% for the year ended December 31, 2014 while the net interest margin increased from 3.95% for the year ended December 31, 2013 to 4.18% for the year ended December 31, 2014.

The $154,000, or 64.2% increase in the provision for loan losses for the year ended December 31, 2014 compared to the year ended December 31, 2013 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $506,000, or 33.8% increase in non-interest income for the year ended December 31, 2014 over the year ended December 31, 2013 was primarily attributable to a $610,000 increase in net gains on the sales of loans, a $164,000 increase in the gain on the sale of SBA loans, a $49,000 increase in income from bank-owned life insurance, and a $4,000 increase in other income.  These increases were partially offset by a $140,000 decrease in fee income generated by Quaint Oak Bank's mortgage banking and title abstract subsidiaries, an $88,000 decrease in the gain on the sale of investment securities, a $53,000 decrease in other fees and service charges, and a $40,000 increase in the loss on sale of other real estate owned.

The $488,000, or 10.3% increase in non-interest expense for the year ended December 31, 2014 compared to the same period in 2013 was primarily attributable to a $510,000 increase in salaries and employee benefits expense, a $113,000 increase in other expense, a $57,000 increase in occupancy and equipment expense, and a $25,000 increase in FDIC deposit insurance assessment.  Partially offsetting these increases was a $163,000 decrease in professional fees, a $32,000 decrease in other real estate owned expense, a $17,000 decrease in directors' fees and expenses, and a $5,000 decrease in advertising expense.  As was the case with the quarter, the increase in salaries and employee benefits expense for the 2014 period compared to 2013 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations, while the decrease in professional fees was primarily due to a reduction in legal fees related to loan collections.

The $277,000, or 66.4% increase in the provision for income taxes for the year ended December 31, 2014 over the year ended December 31, 2013 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 35.8% for the 2014 period compared to 37.3% for the year ended December 31, 2013.

The Company's total assets at December 31, 2014 were $155.6 million, an increase of $28.2 million, or 22.1%, from $127.4 million at December 31, 2013.  This growth in total assets was primarily due to increases in loans receivable, net of $16.4 million, loans held for sale of $1.5 million, cash and cash equivalents of $7.8 million, and investment in bank-owned life insurance of $3.5 million, partially offset by a decrease in investment in interest-earning time deposits of $973,000 and a decrease in other real estate owned, net of $463,000.

Total interest-bearing deposits increased $20.4 million, or 19.8%, to $123.8 million at December 31, 2014 from $103.3 million at December 31, 2013.  This increase in interest-bearing deposits was primarily attributable to increases of $16.1 million in certificates of deposit, $4.3 million in eSavings accounts, and $159,000 in statement savings accounts, partially offset by an $82,000 decrease in passbook accounts.  Total non-interest bearing checking accounts increased $640,000 as the Company introduced business and retail checking products in December 2014.

Total Federal Home Loan Bank advances increased $6.0 million, or 109.1%, to $11.5 million at December 31, 2014 from $5.5 million at December 31, 2013.  During the year ended December 31, 2014, the Company borrowed $6.0 million in overnight funding to fund loan demand and made no repayments.  In the third quarter of 2014 the Company converted $4.5 million of the $11.5 million of overnight funds into term loans with maturities between two and five years to take advantage of current FHLB borrowing rates.

Total stockholders' equity increased $589,000, or 3.5% to $17.6 million at December 31, 2014 from $17.0 million at December 31, 2013.  Contributing to the increase was net income for the year ended December 31, 2014 of $1.2 million, common stock earned by participants in the employee stock ownership plan of $140,000, amortization of stock awards and options under our stock compensation plans of $132,000, and the issuance of stock under the Bank's 401(k) Plan of $64,000.  These increases were partially offset by the purchase of 45,025 shares of the Company's stock as part of the Company's stock repurchase program for an aggregate purchase price of $760,000, dividends paid of $210,000, and an increase in other comprehensive loss of $18,000.

Non-performing loans amounted to $2.8 million, or 2.30% of net loans receivable at December 31, 2014, consisting of twenty-two loans, sixteen of which are on non-accrual status and six of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $1.9 million, or 1.79% of net loans receivable at December 31, 2013, consisting of seventeen loans, ten of which were on non-accrual status and seven of which were 90 days or more past due and accruing interest.  The non-performing loans at December 31, 2014 include thirteen one-to-four family non-owner occupied residential loans, five commercial real estate loans, two one-to-four family owner-occupied residential loans, one multi-family residential loan, and one home equity loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended December 31, 2014, three loans were placed on non-accrual status resulting in the reversal of approximately $13,000 of previously accrued interest income, and one loan that was on non-accrual in the amount of $303,000 was paid-off via a short- sale that resulted in a write-off of approximately $58,000.  At December 31, 2014, the Company had eleven loans totaling $951,000 that were identified as troubled debt restructurings. Two of these loans totaling $155,000 were on non-accrual, three loans totaling $215,000 were 30 days delinquent, and six loans totaling $581,000 were performing in accordance with their modified terms.  The allowance for loan losses as a percent of total loans receivable was 0.92% at December 31, 2014 and 0.87% at December 31, 2013.

Other real estate owned (OREO) amounted to $111,000 at December 31, 2014, consisting of one property.  This compares to nine properties that totaled $574,000 at December 31, 2013.  During the quarter-ended on December 31, 2014, the Company sold one property totaling $98,000, and realized a loss of $22,000 on the sale.  Non-performing assets amounted to $2.9 million, or 1.89% of total assets at December 31, 2014 compared to $2.5 million, or 1.95% of total assets at December 31, 2013.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At December 31, 2014	At December 31, 2013
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$13,937	$6,184
Investment in interest-earning time deposits	6,660	7,633
Investment securities available for sale at fair value	1,706	1,680
Loans held for sale	2,556	1,098
Loans receivable, net of allowance for loan losses (2014: $1,148; 2013: $941)	123,331	106,887
Accrued interest receivable	788	735
Investment in Federal Home Loan Bank stock, at cost	527	421
Bank-owned life insurance	3,549	-
Premises and equipment, net	1,639	1,637
Other real estate owned, net	111	574
Prepaid expenses and other assets	839	578
Total Assets	$155,643	$127,427

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$640	$-
Interest-bearing	123,765	103,324
Total deposits	124,405	103,324
Federal Home Loan Bank advances	11,500	5,500
Accrued interest payable	108	77
Advances from borrowers for taxes and insurance	1,592	1,224
Accrued expenses and other liabilities	463	316
Total Liabilities	138,068	110,441
Stockholders' Equity	17,575	16,986
Total Liabilities and Stockholders' Equity	$155,643	$127,427

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Interest and dividend income	$1,863	$1,681	$7,281	$6,290
Interest expense	476	392	1,720	1,682
Net Interest Income	1,387	1,289	5,561	4,608
Provision for loan losses	57	78	394	240
Net Interest Income after Provision for Loan Losses	1,330	1,211	5,167	4,368
Non-interest income	562	474	2,003	1,497
Non-interest expense	1,372	1,285	5,234	4,746
Income before Income Taxes	520	400	1,936	1,119
Income taxes	159	142	694	417
Net Income	$361	$258	$1,242	$702

Per Common Share Data:	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.42	$0.29	$1.46	$0.79
Average shares outstanding – basic	851,394	885,400	851,866	889,190
Earnings per share – diluted	$0.40	$0.28	$1.37	$0.76
Average shares outstanding - diluted	911,802	927,416	905,321	927,270

Tangible book value per share, end of period	$19.33	$17.92	$19.33	$17.92
Shares outstanding, end of period	909,285	947,849	909,285	947,849

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.20%	5.81%	5.48%	5.39%
Average rate on interest-bearing liabilities	1.44%	1.50%	1.41%	1.61%
Average interest rate spread	3.76%	4.31%	4.07%	3.78%
Net interest margin	3.87%	4.45%	4.18%	3.95%
Average interest-earning assets to average interest-bearing liabilities	108.32%	110.90%	108.87%	111.87%
Efficiency ratio	70.39%	72.87%	69.20%	77.74%
Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	2.30%	1.79%	2.30%	1.79%
Non-performing assets as a percent of total assets	1.89%	1.95%	1.89%	1.95%
Allowance for loan losses as a percent of non-performing loans	40.53%	49.21%	40.53%	49.21%
Allowance for loan losses as a percent of total loans receivable	0.92%	0.87%	0.92%	0.87%
Texas Ratio (2)	17.91%	13.87%	17.91%	13.87%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by consolidated tangible common equity plus the allowance for loan losses.

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